EXHIBIT 21

                          OFFSHORE LOGISTICS, INC.

               Subsidiaries of the Registrant at June 30, 1996
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                                                                  Percentage
                                               Place of            of Voting
           Company                          Incorporation         Stock Owned
           -------                          -------------         -----------
Offshore Logistics International, Inc.       Panama                  100%
Petroleum Air Services                       Egypt                    25%
Hemisco Helicopters International, Inc.      Panama                   49%
Aircopter Maintenance International, Inc.    Panama                   49%
Heliflight Services, Inc.                    Texas                    49%
Guaranty Financial International, N.A.       Netherlands Antilles     49%
Pumpkin Air, Inc.                            Texas                   100%
Airlog International, Inc.                   Panama                  100%
Airlog Part Sales, Inc.                      Louisiana               100%
Grasso Corporation                           Delaware                100%
Heliservicio Campeche S.A. de C.V.           Mexico                   49%
Cathodic Protection Services Company         Delaware                 75%
Air Logistics of Alaska, Inc.                Alaska                  100%
Medic Systems, Inc.                          Delaware                100%
Medic Systems International, Inc.            Panama                  100%
Offshore Logistics Management Services, Inc. Louisiana               100%



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